UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A1

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                              POSSIS MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

       Minnesota                                                 41-0783184
       ---------                                                 ----------
(State of incorporation                                       (I.R.S. Employer
     or organization)                                        Identification No.)


     9055 Evergreen Boulevard, N.W.
         Minneapolis, Minnesota                                  55433-8003
         ----------------------                                  ----------
(Address of principal executive offices)                         (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                      Name of each exchange on which
      to be so registered                      each class is to be registered
      -------------------                      ------------------------------
Preferred Share Purchase Rights                     Nasdaq Global Select


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates:
_______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                 Not Applicable

Item 1. Description of Registrant's Securities to be Registered

     The response to Item 1 of the Registration Statement on Form 8-A filed by Possis Medical, Inc. on December 13, 1996 is hereby amended by adding the following paragraphs at the end thereof.

     On December 13, 2006, but effective December 23, 2006, the Board of Directors of the Company amended the Rights Agreement by adopting the Amended and Restated Rights Agreement (a copy of which is filed herewith), which (1) extends the Rights Agreement through December 23, 2016, (2) increases the Threshold Percentage by an Acquiring Person at which the Rights would be triggered to 20% of the outstanding shares, (3) reduces the Purchase Price of the Rights to $75.00 per share, and (4) eliminates provisions that would have prohibited amendments to the Rights Agreement and redemption of the Rights by only Continuing Directors after a Distribution Date, but instead allows such amendments and redemptions upon a vote of the board of directors.

Item 2. Exhibits

     4.1. Amended and Restated Rights Agreement, effective as of December 23, 2006 between the Company and Wells Fargo Bank, NA, which includes as Exhibit B thereto the form of Right Certificate.




                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant: POSSIS MEDICAL, INC.

Date: December 19, 2006

By:       /s/ Irving R. Colacci
          ----------------------------------------------------------------------
          Irving R. Colacci
          Vice President, Legal Affairs & Human Resources,
          General Counsel and Secretary